Nicor Inc.
Form 8-K
Exhibit 99.01

FOR IMMEDIATE RELEASE                                                                                                                                                                                                                  FOR MORE INFORMATION
May 4, 2011                                                                                                                                                                                                                                         Contact:  Kary Brunner, re: N-1041
                                                                                                                                                                                                                                                                                 630 388-2529
                                                                                                                                                                                                                                      Media Contact:  Richard Caragol
                                                                                                                                                                                                                                                 630 388-2686

NICOR REPORTS 2011 PRELIMINARY FIRST QUARTER EARNINGS AND AFFIRMS 2011 ANNUAL OUTLOOK

Naperville, IL – May 4, 2011—Nicor Inc. (NYSE: GAS) today reported first quarter 2011 preliminary net income, operating income and diluted earnings per common share were $45.2 million, $65.8 million and $0.98, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2010 of $60.5 million, $96.0 million and $1.33, respectively.

Earnings for the three months ended March 31, 2011, compared to the same period in 2010, reflect lower operating results in the company’s gas distribution and shipping businesses, as well as lower corporate operating results, partially offset by higher operating income in the company’s other energy-related businesses.  The three-months-ended comparisons also reflect higher pre-tax equity investment income, lower interest expense and a lower effective income tax rate in 2011.

“We’re off to a solid start in 2011, with consolidated first quarter results that are on track to achieve our full-year earnings outlook,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer. “Excluding last year’s one-time income related to the bad debt tracker ($31.7 million pre-tax), our gas distribution business results were improved year-over-year.  Tropical Shipping’s revenues were lower than we had expected, as challenging markets in the Bahamas and Caribbean continue to impact volumes.  Our other energy ventures are performing in-line with our expectations.  We of course remain focused on obtaining the required regulatory and shareholder approvals for our proposed merger with AGL Resources, and we hope to close this transaction as expeditiously as possible.”

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Details regarding the first quarter 2011 preliminary financial results compared to the same period in 2010 follow:

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Gas distribution operating income decreased $27.3 million for the three months ended March 31, 2011 compared to the prior year period, due primarily to higher operating and maintenance expense ($19.8 million), lower gas distribution margin ($5.9 million) and higher depreciation expense ($1.1 million).

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Operating and maintenance expense reflected the absence of the $31.7 million pre-tax benefit, recognized in the first quarter of 2010, associated with the implementation of a bad debt cost recovery rider.  The 2010 benefit was attributable to 2008’s and 2009’s net under-recovery of bad debt expense and was reported as a reduction in operating and maintenance expense (thereby increasing 2010 operating income).  Partially offsetting this unfavorable variance was lower bad debt expense incurred in 2011 (attributable to the $63 million annual benchmark for 2011) compared to 2010 ($2.6 million) and lower company use and storage-related gas costs ($1.1 million).

In addition, operating and maintenance expense reflected a net decrease of $8.0 million for amounts related to the revenue recognized under the energy efficiency rider, the bad debt rider and the franchise gas rider.  Expense associated with these riders had no impact on operating income as revenue included an amount equal to expense under these riders.

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Gas distribution margin reflected increased natural gas deliveries due to colder weather in 2011 compared to 2010 (approximately $3 million).  Gas distribution margin also reflected lower revenue from the riders noted above ($8.0 million).

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Shipping operating results decreased $0.7 million for the first quarter 2011 compared to the same period in 2010 due to lower operating revenues, partially offset by lower operating expenses.  Lower operating revenues were due to lower volumes shipped, partially offset by higher average rates (attributable primarily to higher base rates and higher cost-recovery surcharges for fuel).  Lower operating expenses were due primarily to lower wages and benefits and lower transportation-related costs (due in part to lower volumes offset in part by higher fuel prices).

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Other energy ventures operating income increased $0.1 million for the three months ended March 31, 2011, compared to the prior year period, due to higher operating income at the company’s retail energy-related products and services businesses, partially offset by lower operating income at the company’s wholesale natural gas marketing business.

Higher operating income for the first quarter 2011, compared to the same period in 2010, in the company’s retail energy-related products and services businesses was due to lower operating expenses partially offset by lower operating revenues.  Lower operating expenses were attributable to lower average cost per utility-bill management contract resulting from lower average natural gas prices.  Lower operating revenues were due to lower average revenue per utility-bill management contract attributable to lower average natural gas prices, partially offset by higher average contract volumes.

Lower operating income in the company’s wholesale natural gas marketing business for the three months ended March 31, 2011, compared to the same period in 2010, was due to unfavorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory and unfavorable costing of physical sales activity, partially offset by favorable results from the company’s risk management services associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

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The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided.  However, the underlying derivatives used to hedge the price exposure are carried at fair value.  For derivatives that either do not meet the requirements for hedge accounting or for which hedge accounting is not elected, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Corporate operating results declined $2.3 million for the first quarter 2011, compared to the same period in 2010, due primarily to current year merger transaction costs associated with the company’s proposed merger with AGL Resources Inc. (“AGL Resources”) ($1.5 million), and a higher weather-related cost.  The company recorded a $1.7 million pre-tax weather-related cost in the three months ended March 31, 2011, compared to a $1.3 million pre-tax weather-related cost recorded in the same period last year associated with certain of the company’s retail utility-bill management products.  Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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The three-months-ended March 31, 2011 financial results, compared to the prior year period, reflected higher pre-tax equity investment income due primarily to improved results from the company’s investment in Triton, a container leasing company.  First quarter comparisons also reflected a lower effective income tax rate in 2011 due primarily to an adjustment to reduce certain state income tax liabilities in the first quarter of 2011 and lower forecasted annual pre-tax income, partially offset by lower forecasted annual untaxed foreign shipping earnings and the 2011 increase to the Illinois state income tax rate.

Merger Update
The completion of the proposed merger with AGL Resources is subject to the customary conditions, including among others, required regulatory approvals and shareholder approval by both companies.  In January 2011, the company, the company’s gas distribution business and AGL Resources filed a joint application with the Illinois Commerce Commission (“ICC”) for approval of the proposed merger.  On April 28, 2011, the Staff of the ICC and several intervenors that are participating in the proceeding, submitted initial testimony, which is available on the ICC’s website, recommending that the ICC deny the joint application or that it impose various requirements on the joint applicants as conditions of approval.  Rebuttal testimony from the joint applicants will be submitted to the ICC in late May.  The ICC has eleven months to act upon the application.

In April 2011, the company and AGL Resources filed their notifications with the Federal Trade Commission and Department of Justice as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and were granted early termination of the waiting period on April 18, 2011.  Additional information relating to the proposed merger can be found in the joint proxy statement / prospectus contained in the registration statement on Form S-4 filed with the Securities and Exchange Commission by AGL Resources and declared effective on April 29, 2011.

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2011 Earnings Outlook

The company estimates 2011 diluted earnings per common share will be in the range of $2.30 to $2.50.  This range remains unchanged from the company’s original guidance provided in its 2010 year-end earnings release on February 23, 2011.  The annual outlook excludes, among other things, the impact (including any merger transaction and integration costs incurred in 2011) of the proposed merger with AGL Resources and any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or future changes in tax law.

The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2011 earnings, they are not currently estimable.  The company’s estimate for the gas distribution business is based on historical weather patterns.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its preliminary first quarter 2011 financial results and 2011 annual outlook.  The conference call will be this Wednesday morning, May 4, 2011 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Thursday, May 19, 2011.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 206261011.  The call will also be archived on Nicor’s corporate website for 90 days.

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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and/or has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due, among other things, to the outcome of the proposed merger between the company and AGL Resources, the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Specifically with respect to the proposed merger between the company and AGL Resources, the company’s expectations are subject to future events, risks and uncertainties, and there are several factors – many beyond the company’s control – that could cause results to differ significantly from its expectations. Such events, risks and uncertainties include, but are not limited to:
o	the possibility that the company’s business may suffer as a result of the uncertainty surrounding the merger;

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o	the possibility that AGL Resources and Nicor will not receive the regulatory approvals required to complete the merger or that the merger will not be consummated for other reasons;
o	the possibility of adverse decisions in pending and potential state and federal class action lawsuits, including shareholder suits, relating to the merger;
o	the possibility that the company may not be able to maintain relationships with its employees, suppliers, or customers as a result of the uncertainty surrounding the merger; and
o	the possibility that the merger agreement will be terminated under circumstances in which the company would incur termination payment obligations.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
Unaudited (millions, except per share data)
	Three months ended
	March 31
	2011	2010
Operating revenues
Gas distribution	$915.8	$1,068.8
Shipping	80.8	83.5
Other energy ventures	63.0	65.7
Corporate and eliminations	(22.6)	(25.1)
Total operating revenues	1,037.0	1,192.9

Operating expenses
Gas distribution
Cost of gas	640.0	787.9
Operating and maintenance	83.6	63.8
Depreciation	47.1	46.0
Taxes, other than income taxes	79.2	77.9
Shipping	82.0	84.0
Other energy ventures	58.5	61.3
Other corporate expenses and eliminations	(19.2)	(24.0)
Total operating expenses	971.2	1,096.9

Operating income (1)	65.8	96.0
Interest expense, net of amounts capitalized	6.9	9.0
Equity investment income, net	4.4	1.5
Other income, net	.4	.4

Income before income taxes	63.7	88.9
Income tax expense, net of benefits	18.5	28.4

Net income	$45.2	$60.5

Average shares of common stock outstanding
Basic	45.9	45.4
Diluted	45.9	45.6

Earnings per average share of common stock
Basic	$.98	$1.33
Diluted	.98	1.33

(1) Operating income (loss) by business
Gas distribution	$65.9	$93.2
Shipping	(1.2)	(.5)
Other energy ventures	4.5	4.4
Corporate and eliminations	(3.4)	(1.1)
	$65.8	$96.0

Nicor Inc.
Gas Distribution Statistics
	Three months ended
	March 31
	2011	2010
Operating revenues (millions)
Sales
Residential	$603.3	$715.9
Commercial	153.9	185.3
Industrial	18.9	21.9
	776.1	923.1
Transportation
Residential	13.6	14.3
Commercial	24.9	24.6
Industrial	10.9	10.5
Other	.7	1.4
	50.1	50.8
Other revenues
Revenue taxes	74.9	73.9
Environmental cost recovery	5.6	6.9
Chicago Hub	1.1	1.5
Other	8.0	12.6
	89.6	94.9
	$915.8	$1,068.8
Deliveries (Bcf)
Sales
Residential	96.1	90.7
Commercial	24.9	24.0
Industrial	3.3	3.0
	124.3	117.7
Transportation
Residential	11.2	11.2
Commercial	37.8	36.4
Industrial	31.0	29.8
	80.0	77.4
	204.3	195.1
Customers at end of period (thousands)
Sales
Residential	1,794	1,775
Commercial	135	132
Industrial	8	8
	1,937	1,915
Transportation
Residential	204	213
Commercial	47	49
Industrial	4	5
	255	267
	2,192	2,182

Other statistics
Degree days	3,199	3,026
Colder than normal (1)	10%	4%
Average gas cost per Mcf sold	$5.05	$6.57

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days per year.

Nicor Inc.
Shipping Statistics
	Three months ended
	March 31
	2011	2010

Twenty-foot equivalent units (TEUs) shipped (thousands)	38.4	42.5

Revenue per TEU	$2,103	$1,963

At end of period

Ports served	25	25

Vessels operated	14	15